EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 with respect to the Dividend Reinvestment Plan of Stewardship Financial Corporation of our report dated March 30, 2009, relating to the financial statements of Stewardship Financial Corporation which report is included in Form 10-K of Stewardship Financial Corporation for the year ended December 31, 2008, and to the reference to us under the caption “Experts” in the related prospectus which is part of this registration statement.

Crowe Horwath LLP

Livingston, New Jersey
April 21, 2009